Pacific Premier Bancorp
Tuesday, July 25, 2017, 12:00 p.m., Eastern

Pacific Premier Bancorp
Pacific Premier Bancorp Q2 2017 Conference Call
Tuesday, July 25, 2017, at 12:00 p.m. Eastern

CORPORATE PARTICIPANTS Steve Gardner - Chairman, President and CEO Ron Nicolas - SEVP and CFO

PRESENTATION

Operator
Good Morning and welcome to the Pacific Premier Bancorp 2nd Quarter 2017 Conference Call. All Participants will be in listen only mode. Should you need assistance, please signal a conference specialist by pressing the star (*) key followed by zero (0). After today’s presentation there will be an opportunity to ask questions. Please note this event is being recorded. I would now like to turn the conference over to Steve Gardner, Chairman and CEO.

Steve Gardner
Thank you, Anita. Good morning everyone. I appreciate you joining us today. As you are all aware, earlier this morning we released our earnings report for the second quarter of 2017. I am going to walk through some of the notable items. Ron Nicolas is going to review a few of the financial details, and then we will open up the call to questions. I will also note that in our earnings release this morning, we have the Safe Harbor statement relative to the forward looking comments, and I would encourage all of you to take a look and read through those. Overall, I thought our team performed very well in the second quarter. We reported a net income of $14.2 million or 0.35 cents per diluted share in the quarter which includes $10.1 million in merger-related expenses. Excluding those expenses, we generated $20.8 million in net income or 0.52 cents per diluted share. That equates to an adjusted return on average assets of 1.31% and a return on average tangible common equity of 16.21%. There was a substantial amount of activity during the quarter that could easily distract some organizations, but I am proud of how our team was able to quickly come together early in the process and accomplish a great deal. It is reflective of how our bankers are able to execute on organizational integrations, manage complex system conversions while also staying focused on generating quality new banking relationships. Our culture is built on continuous improvement along with a focus on doing the basics exceedingly well every day. That has led to our experience of extracting value from our acquisitions while simultaneously delivering strong results. That is what we expect as we move through the final stages of integration on Heritage Oaks and lay the foundation for the combined company’s growth going forward.

We had another strong quarter of loan production with the company generating $492 million in new loan commitments. With the experienced group of bankers we have attracted to the organization along with the high performing sales culture we continue to develop, we have built a strong loan origination platform. Importantly, this platform produces a high quality, well diversified loan portfolio that generates attractive yields. Our 2nd quarter results are another example of the diversity of our lending businesses. During the quarter we originated $146 million in commercial real estate loans, $92 million in franchise loans, $87 million in new C&I loan commitments, $74 million in construction loans, and $35 million in SBA loans. Given the type and mix of our loan production, we are seeing some benefit from the rate increases from the Fed, both in our existing loan portfolio and in our new loan production. In the 2nd quarter the average rate on our new loan commitments was 4.99% which was 11 basis points higher than the prior quarter.

On the liability side of the balance sheet, despite the Fed rate increases, we have been able to keep our deposit costs fairly stable during the 1st half of the year, and we’re actually able to decrease the cost of funds to 40 basis points in the 2nd quarter, a 3 basis point decrease over the 1st quarter. With short-term interest rates continuing to increase, it is likely we will start to see some uptick in our deposit costs going forward; however, we are optimistic that the increase in our asset yields will outpace the deposit cost pressures we may experience in the coming quarters.

Turning to Heritage Oaks, we made good progress on the integration of the two organizations during the second quarter and completed the system conversion earlier this month. We have been impressed with the quality of bankers we have been able to add to the team, and we are excited about the opportunities to grow our market share in the Central Coast region of California. As we implement our unique sales and service culture in these new markets and take advantage of our larger lending capacity over the coming quarters, we expect to accelerate our business development activities in these attractive markets.

We remain on track to capture the cost savings we projected for the Heritage Oaks transaction, and as we have done with other acquisitions, we are reinvesting a portion of those cost savings into our infrastructure and personnel. As a high growth bank in the current environment, we need to ensure that we exceed the higher regulatory expectations that our prudential regulators expect, and our investments in the organization also support our overall risk management of the business. Even with these investments, we expect we can continue to operate with an efficiency ratio in the low 50% range which we believe is appropriate for a bank with our growth profile, size, and business mix. With much of the heavy lifting behind us on the Heritage Oaks acquisition, it is becoming clear that the combined organization is much stronger than either of us would have been on a standalone basis.

Looking ahead to the second half of the year, we are generally seeing continued growth in most of our markets. Business owners are cautiously optimistic regarding the prospects for growing their businesses, and we believe that loan demand will support quality loan growth. We remain focused on deploying our leading edge technology that allows us to develop new commercial banking relationships that result in stable low cost core deposits and a well-diversified high-quality loan portfolio that generates attractive risk adjusted yields. Along with our organic growth, we continue to actively explore additional M&A transactions that can provide strategic and economic benefits that further enhance the value of our franchise.

Given our current footprint, we now have a larger universe of institutions that we can evaluate that could create value for the company from smaller acquisitions that fill in areas of our footprint to larger transformational transactions, and as always we remain open to all strategic alternatives to maximize shareholder value. In summary, we are excited about the opportunities we have available to us both from an organic growth standpoint and through continued M&A. With that, I am going to turn the call over to Ron to provide a little bit more detail on our second quarter results.

Ron Nicolas

Thanks, Steve and good morning everyone. As is customary I will be reviewing some of the more significant items in the quarter focusing primarily on the linked quarter comparison.

As highlighted in our earnings release, reported net income was $14.2 million for the quarter and we earned $0.35 per diluted share compared with net income of $9.5 million and $0.34 per diluted share in the first quarter of 2017. Major items impacting the quarter included revenues of $72.1 million, merger-related costs of $10.1 million, operating expenses of $38.4 million excluding the merger-related costs, total assets of $6.4 billion, and total average earning assets of $5.8 billion. Total revenue was driven by higher net interest income of $63.3 million which included $4.2 million of total accretion. Accretion related to the Heritage Oaks acquisition was $3.3 million including $500,000 that was accelerated. Our net interest margin increased to 4.40% compared with 4.39% in the prior quarter with total accretion contributing 30 basis points for the quarter. The favorable impact of our variable rate loan portfolio re-pricing resulting from the recent Fed rate increases partially offset the impact of the lower yield on the Heritage Oaks loan portfolio. Going forward we anticipate accretion will contribute between 20 and 30 basis points over the next few quarters. In addition, we expect our core net interest margin to remain fairly consistent at 4.10%.

Lastly, our overall cost of deposits fell 2 basis points to 0.25%, with the inclusion of Heritage Oaks. The company recorded a provision for loan loss of $1.9 million compared with $2.5 million in the prior quarter. Our provision this quarter was driven principally by on balance sheet organic loan growth and to a lesser extent the amortizing discounts on acquired loans. Our provisioning for the quarter excluded the Heritage Oaks loan portfolio but did include a $20.5 million incremental fair value mark on that portfolio. We expect our loan loss provision to remain in the $2 (million) to $2.5 million range per quarter.

Non-interest income of $8.8 million increased $4.1 million from the prior quarter and included $2 million in security gains realized with the sale of $213 million of Heritage Oaks securities. Additionally, we sold $30 million of SBA loans during the quarter, achieving a cash gain of $2.9 million. We expect our SBA sales to remain in the $30 (million) to $35 million range per quarter. Our non-interest expense came in at $48.5 million and included $10.1 million of merger-related costs. Excluding the merger-related costs, non-interest expense was $38.4 million and included a $1.3 million increase in our CDI amortization expense to $1.8 million in total.

The company remains on track to achieve the Heritage Oaks cost savings previously disclosed. We also continue to hire key management and staff positions to strengthen our skills and capabilities. We anticipate staffing growing modestly over the next couple of quarters from our current 707 full-time equivalents inclusive of the remaining staff reductions associated with the Heritage Oaks acquisition. As a result we see non-interest expense coming in at $38 (million) to $40 million for the next couple of quarters with modestly higher personnel expense, higher loan and deposit expense associated with increasing business volumes, and the higher CD amortization costs.

Our effective tax rate was 34.7% in the second quarter, reflecting a larger municipal securities portfolio and lower stock equity expense contributing to the lower than normal rate. As we move through the year, our tax rate will continue to rise to more normalized levels of approximately 37% to 38% driven principally by higher pre-tax income and the diminishing impact of these items.

Turning now to our balance sheet highlights, total assets came in at $6.4 billion with gross loans of $4.86 billion, which included the $20.5 million incremental fair value mark associated with the acquisition of the Heritage Oaks loan portfolio. Total new loan commitments increased to $492 million for the quarter, our fifth consecutive quarterly increase, and new loan origination yields grew by 11 basis points to 4.99% for the quarter. The loan portfolio weighted average interest rate at period end fell to 4.79% from 4.87% with the addition of Heritage Oaks, whose loan portfolio yield was 4.44% at acquisition.

Our investment portfolio finished the quarter at approximately $700 million after selling $213 million of Heritage Oaks securities during the quarter. We continue to review the investment mix and profile acquired with Heritage Oaks as well as our own liquidity needs. As a result we intend to grow our investment portfolio to roughly $750 million or about 12% of total assets. We see the average yield on our investment portfolio remaining fairly consistent with this quarter at roughly 2.4%. Total deposits came in at $4.95 billion with non-maturity deposits at $4.1 billion, 84% of total deposits. As a result, our loan to deposit ratio fell to 98% from 103% in the prior quarter, and we continue to target a loan to deposit ratio of 100%. Although our weighted average deposits came down at 0.25%, down from 0.27% in the first quarter, we do anticipate our deposit costs rising over the next couple of quarters as competition continues to respond to the recent Fed rate increases.

Lastly, taking a look at asset quality, our allowance for loan losses ended the quarter at $25.1 million, an increase of $2 million from the prior quarter. As a result of the acquisition, our allowance to loans coverage ratio fell to 0.52% as approximately 40% of our loan portfolio is now fair valued under acquisition accounting. Our fair value discount now totals over $25 million on a combined basis effectively doubling our allowance for loan loss. With that, we would be happy to answer any questions you may have. Operator, please open up the call for questions.

QUESTIONS AND ANSWERS

Operator
We will now begin the question and answer session. To ask a question, you may press star (*) and then one (1) on your touchtone phone. If you are using a speaker phone, please pick up your handset before pressing the keys. To withdraw your question, please press star (*) and then two (2).

The first question comes from Matthew Clark with Piper Jaffray. Please go ahead.

Matthew Clark
Good morning, guys.

Steve Gardner
Hi, Matthew. Good morning.

Matthew Clark
I’m curious how much in the way of loans and deposits HEOP contributed in the quarter, just trying to isolate that acquisition if you could.

Steve Gardner
Sure. Ron, you have got those numbers?

Ron Nicolas
Sure. I do. So, HEOP contributed on the loan side $1.368 billion and on the deposits side $1.669 billion, and those were the HEOP numbers as of March 31 or April 1 if you will.

Steve Gardner
April 1.

Matthew Clark

Got it, okay. And then can you quantify the pipeline at the end of the second quarter, and as a follow on to that, just curious with your commentary around accelerating the business development in the Central Coast, does that still suggest that the low double-digit loan growth on an organic basis is still what you are targeting or you think you can step it up from there?

Steve Gardner
The pipeline is just a little over $700 million. We have seen continued nice growth. Over the last few years though, the third quarter seems to slow down just a little bit. We experienced some of that seasonality with business owners and clients on vacation and just folks not seeming to operate with quite the sense of urgency that we like to, to get loans through, but we are encouraged with where we stand on the pipeline and moving it through. We still think, given the larger balance sheet, larger loan portfolio and the like, that low double digits is probably where the growth will come in. Certainly, that’s dependent upon the level of pay downs that we see as well as the line utilizations on our business loans.

Matthew Clark
Great. And then switching to the margin, just curious how much prepaid fees contributed to the margin this quarter, I think it was 8 basis points last?

Steve Gardner
Yes, it was 4 basis points this quarter.

Matthew Clark
Okay. And then just the last one on the margin, the outlook for the core margin remaining relatively consistent at 410, but yet you are putting - you got a weighted average rate on new production at 499 above the 479. You got a loan to deposit ratio that’s creeping back up, and you talked about how you expect asset yields to increase, inch up faster than liability costs. Just trying to match up the commentary.

Steve Gardner
We like 410. We like when we can under promise and over deliver but 410 seems like, from a core standpoint, a reasonable number.

Matthew Clark
Okay, fair enough. Thank you.

Operator
The next question comes from Andrew Liesch with Sandler O’Neill. Please go ahead.

Andrew Liesch
Hi, guys. Just a few questions along the expense guidance. So still $13 million of cost saves, is that what you are expecting from Heritage Oaks?

Steve Gardner
27% is what we had announced.

Ron Nicolas
Yes, it’s somewhere in that $12 million range, Andrew.

Andrew Liesch
Okay. So, then are these expenses, pretty much all of that be reinvested in to the franchise and then I am just curious like the pace of that. Is it going to be more fully this quarter and then ramp up in 2018?

Steve Gardner
Well, we think as we had indicated we expect for at least the second half of the year that quarterly expenses are going to come in somewhere in the neighborhood of $38 (million) to $40 million, and there is a number of items that are driving that and that’s where we expect to go. Look, we are a dynamic institution. We are constantly seeking to upgrade the talent that we have to add strong bankers, executives, and senior managers as we continue to grow and push towards the $10 billion threshold, and we think it’s appropriate to invest in those folks, and we are investing in technology across the organization whether it be from the sales force platform that we have deployed in a number of areas to help us manage the business to give us better visibility and insight into our portfolios both loan and deposit side as well as our pipeline and to manage the sales process as well as some of the technology around cash management in connection with HOA banking. So, it’s in a variety of areas.

Andrew Liesch
Okay. I certainly understand investing in the franchise for growth, but you are still a ways from crossing $10 billion, so I just want to get a sense of the expense ramping how quickly it might come. Just curious, do you need to do all this investing right now or could you maybe wait some time?

Steve Gardner
We are always investing in the business, and we don’t see any reason to wait.

Andrew Liesch
Alright. Thanks for taking my questions.

Steve Gardner
Sure.

Operator
The next question comes from Jackie Boland with KBW. Please go ahead.

Jackie Boland
Hi, good morning, guys.

Steve Gardner
Good morning.

Ron Nicolas
Good morning, Jackie.

Jackie Boland
Ron, the numbers that you gave for HEOP loan and deposits were those book value or were those fair value?

Ron Nicolas
Those were book value.

Jackie Boland
You happen to have the fair value numbers? If not, I can get them from the Q.

Ron Nicolas
Jackie, those are fair value - excuse me, those are fair value.

Jackie Boland

Those are fair value, okay. Thank you.

Ron Nicolas
Yes, that’s correct.

Jackie Boland
And then in terms of the cost savings expectations, what amount has already come out of 3Q and what was the timing of that just generally?

Steve Gardner
Out of 2Q?

Jackie Boland
Sorry, 2Q.

Steve Gardner
The cost saving…

Jackie Boland
2Q.

Steve Gardner
Sure, sure. Look, we look at second quarter as ancient history as well, Jackie. Go ahead, Ron.

Ron Nicolas
So, Jackie, we have captured I think the bulk of the personnel although we still have some personnel. I think you are probably aware, we just completed the conversion very successfully I might add, so we still have a wind down of some staff for this quarter. We will also start with the conversion, we will start to see some data processing saves start to bleed in the third quarter, and really quick frankly by the fourth quarter we should have a pretty good handle on our, if you will, our core run-rate for the merged companies, so all of the savings will be baked in at that point in time.

Jackie Boland
Okay. So maybe more towards the higher end of the range you gave in 3Q and then trending perhaps towards the lower end in 4Q as you get some more cost as the 3Q cost saves are all pulled out, is that fair?

Ron Nicolas
I think from a timing standpoint that makes sense to me.

Jackie Boland
Okay. And then just lastly, if you could update us on your plans. You have the two new line items from HEOP of agriculture and farmland portfolios, just your plans for growth there and what you intend to do with those?

Steve Gardner
We are still evaluating both of those lines of business and to see whether we want to ramp the growth rate. At this point we are looking to keep it relatively steady and continue to assess where there may be opportunities over the coming quarters to potentially grow that at a more typical Pacific Premier pace.

Jackie Boland
Okay, thank you, and I will step back now. Thanks, guys.

Operator
The next question comes from Gary Tenner with D.A. Davidson. Please go ahead.

Gary Tenner
Thanks. Good morning, everybody.

Steve Gardner
Good morning.

Gary Tenner
Couple of questions just to clarify the expectations for the margin and the core margin at 410 that also as the expenses that relates to the back half this year and doesn’t assume any changes at the start of the curve, is that right?

Steve Gardner
That’s correct.

Gary Tenner
Okay. And the ramp of the securities portfolio to 750, do you expect that to be done basically over the course of the third quarter or is it already done post June 30?

Steve Gardner
Over the course of the second half of the year, a good portion will come in the third quarter. We don’t need to - we’re thoughtful on our approach to analyzing and selecting securities. There is probably still anywhere from $75 (million) to $100 million in the portfolio that we acquired from Heritage Oaks that we will want to reposition, but we have done a lot of that work already in the second quarter, but there is a little bit more to comment. And we expect, as I said, by the end of the year that we should be near that 12% range of total assets.

Gary Tenner
Okay, thank you. And then just last question, I think in the press release you highlighted about a $1.1 million of fees associated with Heritage Oaks. Is there anything in there that you would think over time would run off in terms of any kind of benefit, were there any fees that they were charging that might change? How would that play out?

Steve Gardner
Yes, we don’t see anything unusual there. Maybe there’s some opportunity to grow that over time, but we think of it as very consistent with the products and services that we offer and don’t expect there to be a great level of volatility there.

Gary Tenner
Okay. Thanks, guys.

Operator
Again, if you have a question, please press star (*) and then one (1).

The next question comes from Tim Coffey with FIG Partners. Please go ahead.

Tim Coffey
Good morning, Steve. Good morning, Ron.

Ron Nicolas
Good morning.

Tim Coffey
As you go to grow out the business with Heritage Oaks, do you need to add on to your own production capabilities, you have loan production offices make more hires and what you do to grow the loan business?

Steve Gardner
And we don’t think we need loan production offices. We picked up some real good quality bankers through the Heritage Oaks acquisition, and then as I said earlier in my response to Andrew, we continue to add good quality bankers in the organization and upgrade existing bankers, and so that’s in part what’s driving some of the investments in personnel. So we believe we’ll benefit from that by growing the production over time, and at the same time we have opportunities to do somewhat larger credits to move up market to bank larger businesses, and as such we have made investments and continue to make investments as I said earlier in the systems and the folks whether it is in our treasury management function, cash management products, and in good quality middle-market bankers that can bring larger relationships to the organization. Through all of those measures, we are comfortable with our ability to grow the loan production over time.

Tim Coffey
Okay. And then that last point, Steve, did you increase the house limit or is there a new size or relationship that you can go after now?

Steve Gardner
Certainly our legal lending limit has grown substantially over the last couple of years, but our house limits have not changed. We have plenty of opportunity to do larger credits within our own house limit to grow the average loan size that we have. One of the things that we have historically done very well is originate small business loans, and we want to move that average loan size up over time certainly continuing to do what we do well and then just adding to that through the middle-market bankers, middle-market credits that we think will benefit us.

Tim Coffey
Okay. And then the beginning comments you were talking about the different segments of the new origination this past quarter, I didn’t hear anything about the residential mortgages or HEOP. Is it your intention to have that part of the books stay the same or decline through attrition?

Steve Gardner
Well, as you are aware, Heritage Oaks had ceased doing mortgage banking originations just prior to the closing of our acquisition, and that is something that we appreciated. It’s not a line of business that we are interested in. We don’t see growing the residential book if anything, potentially looking at strategic sales down the road as it is just not a core line of business that we are in.

Tim Coffey
And so the loan growth targets that you are looking at low double digits, does that account for attrition in that part of the portfolio?

Steve Gardner
It does.

Tim Coffey
Yes, alright. Thanks. Those are my questions.

Steve Gardner
Very good.

Operator
The next question comes from Don Worthington with Raymond James. Please go ahead.

Don Worthington
Thank you. Good morning.

Steve Gardner
Good morning, Don.

Don Worthington
In terms of just a small dollar amount, but there was an uptick in delinquencies in the quarter, were those acquired loans or any color on that?

Steve Gardner
That came with the Heritage Oaks acquisition, Don. It was a small uptick, but yes that was acquired with the acquisition.

Don Worthington
Okay, alright. And then in terms of loan purchase activity, were there any purchases this quarter or would you plan on that from time-to-time in the future?

Steve Gardner
Certainly purchases as well as sales is a tool that we have a lot of experience with doing it ourselves, and we have deployed that strategy over the years a number of different times and it continues to be something we would consider. Any loan purchases during the quarter were immaterial, and so we will continue to look that, and where we can either supplement our own growth to remix the portfolio to sell loans, to manage our growth rates, we look at both sides of that coin on a regular basis.

Don Worthington
Okay. Alright, thank you.

Steve Gardner
Sure thing.

Operator
This concludes our question-and-answer session. I would like to turn the conference back over to Mr. Gardner for any closing remarks.

CONCLUSION

Steve Gardner
Thank you, Anita, and thank you all for joining us this morning. If any of you have further questions, please feel free to give Ron or myself a call. We would be happy to talk with you and provide you any additional color that you may be seeking and answer your questions. Have a great day.

Operator
This conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.